Exhibit 99.3


INDEPENDENT ACCOUNTANTS' REPORT


Dillard's, Inc.                             Standard & Poor's Ratings Group

and                                         and

The Chase Manhattan Bank, N.A.              Moody's Investors Services


Annual Servicing Report

We have examined management's assertion, included in its representation letter to Deloitte & Touche LLP, dated February 6, 2002, that Dillard National Bank ("DNB")(wholly-owned subsidiary of Dillard Investment Co., Inc. (wholly-owned subsidiary of Dillard's, Inc.)) maintained an effective internal control structure as of December 31, 2001, insofar as such structure relates to the Servicing procedures performed by DNB, to prevent or detect errors or irregularities in amounts that would be material in relation to the assets of The Dillard Master Credit Card Trust I (the "Trust") formed pursuant to the Pooling and Servicing Agreement (the "Agreement") dated August 1, 1998 and the Amended and Restated Pooling and Servicing Agreement ("Amended Agreement") dated June 28, 2000.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control structure as it relates to servicing procedures performed by DNB, testing and evaluating the design and operating effectiveness of the internal control structure, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of the inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control structure to


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future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that DNB maintained an effective internal control structure as of December 31, 2001, insofar as such structure relates to the servicing procedures performed by DNB, to prevent or detect errors or irregularities in amounts that would be material in relation to the assets of the Trust under the Agreement, taken as a whole, is fairly stated, in all material respects, based upon the definition of an entity's internal control structure as defined in Statements on Auditing Standards No. 78, "Consideration of the Internal Control in a Financial Statement Audit:
An Amendment to SAS No. 55."

We have also examined management's assertion, included in its representation letter to Deloitte & Touche LLP dated February 6, 2002, that the servicing procedures performed by DNB have been conducted in compliance with the terms and conditions set forth in Article III and Article IV of the Agreement and Amended Agreement during the year ending December 31, 2001. As discussed in that representation letter, management is responsible for DNB's compliance with those requirements. Our responsibility is to express our opinion on management's assertion about DNB's compliance based upon our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about compliance with those requirements and performing such other procedures, as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on DNB's compliance with specified requirements.

In our opinion, management's assertion that the servicing procedures performed by DNB have been conducted in compliance with the terms and conditions set forth in Article III and Article IV of the Agreement and Amended Agreement for the year ending December 31, 2001, is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Directors and Management of Dillard's, Inc., The Chase Manhattan Bank, N.A., as Trustee, Standard & Poor's Ratings Group and Moody's Investors Services and is not intended to be and should not be used by anyone other than these specified parties.


Deloitte & Touche LLP

February 6, 2002

Dallas, Texas